Exhibit 99.1

FOR FURTHER INFORMATION:	FOR IMMEDIATE RELEASE
Andrea K. Tarbox	MONDAY, NOVEMBER 10, 2008
Vice President and Chief Financial Officer
847.239.8812

KAPSTONE REPORTS THIRD QUARTER 2008 RESULTS

NORTHBROOK, IL – November 10, 2008 – KapStone Paper and Packaging Corporation (NASDAQ: KPPC) today reported results for the third quarter ended September 30, 2008.

•                  Net sales of $207.7 million versus $66.2 million in prior year

•                  Net income and adjusted net income of $2.3 million and $10.0 million, respectively

•                  Diluted and adjusted diluted EPS of $0.06 and $0.27, respectively

•                  Adjusted EBITDA of  $35.8 million up 120 percent over prior year

Roger W. Stone, Chairman and Chief Executive Officer, stated, “We’re off to a great start with our Charleston operations.  Their performance has been outstanding. The integration is proceeding well, and we are very pleased with the significant contribution Charleston is bringing to our company.  In addition, our Roanoke Rapids mill successfully completed its annual planned maintenance outage and is back on line.  We implemented two additional price increases during the third quarter to offset the substantial impact of inflation on our raw materials and freight costs. The full impact of these price increases will be realized in the fourth quarter.”

Third Quarter Operating Highlights

Due to the acquisition of the Charleston Kraft Division (Charleston) from MeadWestvaco Corporation (MWV) on July 1, 2008, a full quarter of Charleston’s operations are included for the three months ended September 30, 2008, resulting in significant changes in results over prior year periods.  The change in timing of the annual planned maintenance outage at the Roanoke Rapids Mill also impacts comparisons to the prior year’s quarter.  In 2008, the nine day mill outage lowered operating income by $6.0 million due to increased costs. Additionally, production at Roanoke Rapids was reduced by approximately 10,000 tons due to the outage.

Net sales of $207.7 million in the third quarter of 2008 increased from $66.2 million for the 2007 third quarter, up 214 percent mainly due to the acquisition.  Net income of $2.3 million decreased by 71 percent, primarily on the timing of the planned outage, one-time Charleston start up expenses and higher interest expense on the new credit facility, partially offset by the addition of Charleston. EBITDA of $26.5 million was up 65 percent over the same quarter last year on the inclusion of Charleston.

*Reconciliation of all non-GAAP financial measures in this press release to their most directly comparable GAAP measures is found on page 8 of this press release.

Reconciliation of Net Income and Diluted EPS to Adjusted EBITDA and Adjusted Diluted EPS (Non-GAAP):

	3rd Quarter Net Income		3rd Quarter Diluted EPS
	2008	2007	2008	2007

Net Income/Diluted EPS	$2,305	$7,802	$0.06	$0.21

Stock Compensation	302	144	0.01	—
Planned Annual Outage	3,620	—	0.10	—
Inventory Revaluation	439	—	0.01	—
Charleston Start up Expenses	899	—	0.02	—
Foreign Exchange Loss	368	—	0.01	—
Amortization of Acquired Coal Contract with Favorable Prices	1,385	—	0.04	—
Provision for Income Taxes-
Post Acquisition Effective Tax Rate Change	728	—	0.02	—
Total Adjusted Net Income/Diluted EPS	$10,046	$7,946	$0.27	$0.21

EBITDA	$26,492	$16,032

Stock Compensation	498	229
Planned Annual Outage	5,966	—
Inventory Revaluation	723	—
Charleston Start up Expenses	1,482	—
Foreign Exchange Loss	607	—

Total Adjusted EBITDA	$35,768	$16,261

Unbleached kraft segment sales increased to $194.7 million, an increase of $135.7 million, or 230 percent over 2007. The acquisition of Charleston accounted for $136.2 million of the sales increase. In addition, full realization of 2007 and first quarter 2008 price increases and the partial realization of third quarter 2008 price increases resulted in a $4.5 million boost in sales.  Partially offsetting these gains was a $5.0 million decline in sales volume at Roanoke Rapids due to lower production resulting from their annual maintenance outage. As previously mentioned, the annual maintenance outage occurred in the third quarter of 2008 compared with the second quarter a year ago.

Operating income for the unbleached kraft segment was $19.9 million in the third quarter of 2008, a $4.6 million, or 30 percent increase over the prior year. Operating income improved by $13.4 million as a result of the acquisition of Charleston and higher selling prices, partially offset by the timing of the annual maintenance outage and inflation of raw material and freight costs. The cost of the 2008 annual planned maintenance outage was approximately $6.0 million compared to $4.6 million in the second quarter of 2007.  Included in Charleston’s operating results is a $2.3 million quarterly charge for the amortization of an intangible asset recorded for an acquired coal contract with favorable prices valued at $13.7 million at the date of acquisition. The contract and its related amortization expense will terminate December 31, 2009.  Also included in Charleston’s operating results is a $1.0 million non-cash purchase accounting charge adjusting acquired finished goods inventory to fair value.

Net sales for other operating segments, consisting of dunnage bags and the Summerville lumber mill (Summerville), were up $5.5 million to $13.8 million.  Summerville was acquired as part of the Charleston acquisition from MWV.  The inclusion of Summerville added $4.9 million to net sales, and the balance of the increase was due to higher dunnage bag average revenue per bag of $0.7 million.   Operating income in other segments of $1.3 million decreased by $0.1 million for the third quarter of 2008 compared to the same quarter a year ago, due to the acquisition, partially offset by higher operating income for dunnage bags.

Corporate expenses of $7.1 million for the third quarter were $3.2 million higher than the comparable quarter in the prior year and reflected increases mainly due to Charleston start up expenses of $1.5 million, transitional services provided by MWV of $1.8 million, partially offset by lower transitional services provided by International Paper Company (IP) of  $0.7 million as the Company migrated to its own enterprise resource planning (ERP) system and terminated transitional services with IP in the second quarter of 2008.

Interest expense was up $7.8 million to $8.8 million for the third quarter of 2008 over the comparable quarter in 2007 and was comprised of $7.8 million of interest and fees, $0.8 million for amortization of financing costs, and $0.2 million for the one-time write off of the deferred financing fees related to the previous credit facility.

The effective tax rate for the quarter ended September 30, 2008, increased to 52.2 percent due to a lower expected benefit from the federal domestic manufacturing deduction.  The anticipated effective tax rate for the full year of 2008 is expected to be approximately 39 percent.

Cash Flow and Working Capital

Cash flow for the third quarter reflects the Company’s completion of the Charleston acquisition from MWV on July 1, 2008. The net cash purchase price was $471.7 million and was financed by a new $515 million senior secured credit facility, the issuance of $40 million of senior notes and cash.  The new credit facility also paid off $38 million from the old credit facility.  Interest rates for the third quarter on the new facility approximate 6.1 percent, which are in effect until January 2009 when they will be reset using either LIBOR plus 3 percent or Bank of America’s prime rate plus 1.5 percent, whichever is lower. The interest rate on the $40 million senior notes is fixed for the seven-year term of the loan at 8.3 percent.

Net cash from operating activities for the nine months ended September 30, 2008, totaled $28.0 million.  Capital expenditures of $8.1 million in the quarter were primarily used for equipment upgrades for the paper mills. During the quarter the Company received $14.0 million from exercises of common stock warrants of which the majority was used to pre-pay principal on the new credit facility as required by its terms. The Company ended the third quarter of 2008 with approximately $41.9 million of cash on hand, debt of $490.3 million, and was in compliance with all covenants.   Working capital at September 30, 2008, was $108.0 million.

Stone concluded, “The business continues to generate cash to support all of our obligations, and, if necessary, we have a substantial revolving credit facility available. We will remain focused on satisfying our customers by providing outstanding service, quality, and innovation. We will continue to take advantage of the opportunities to be highly productive and eliminate unnecessary costs. In short, we will concentrate on the issues that we can control while we closely monitor the external forces that we cannot control. We are in a strong position and are confident about our future.”

Conference Call

KapStone has scheduled a conference call at 11 a.m. ET, Thursday, November 11, 2008, to discuss the Company’s financial results for the 2008 third quarter.  All interested parties are invited to listen and may do so by either accessing a simultaneous broadcast webcast on KapStone’s website, http://www.kapstonepaper.com, or for those unable to access the webcast, the following dial-in numbers are available:

Domestic: 800.591.6923

International: 617.614.4907

Participant Passcode: 57204448

The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at http://earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (http://streetevents.com) a password-protected event management site.

A replay of the webcast will  be available for 30 days on the Company’s web site following the call.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of unbleached kraft paper products, linerboard, and dunnage bags.   The Company is the parent company of KapStone Kraft Paper Corporation which includes paper mills in Roanoke Rapids, NC and North Charleston, SC, a lumber mill in Summerville, SC., five chip mills in South Carolina, and Ride Rite®, an inflatable dunnage bag manufacturer in Fordyce, AR.  The business employs approximately 1,750 people.

Non-GAAP Financial Measures

In addition to our audited consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-GAAP measures, including “EBITDA”, “Adjusted EBITDA”, “Adjusted Net Income”, and “Adjusted Diluted EPS” to measure our operating performance.  Investors are cautioned that EBITDA, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS are not financial measures under U.S. GAAP.  Management uses these measures to focus on the on-going operations, and believes that they are useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The Company believes that these non-GAAP measures provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency to key measures used to evaluate the performance and liquidity of the Company.  Management uses EBITDA for evaluating the Company’s performance against competitors and as a primary measure for employees’ incentive programs and potential future contingent earn-out payments to IP.  Net income and diluted earnings per share are the most directly comparable GAAP measures. Reconciliations of net income to EBITDA, EBITDA to Adjusted EBITDA, net income to Adjusted Net Income, and dluted EPS to Adjusted EPS are included in the financial schedules contained in this press release.  In addition, these measures should not be construed as alternatives to any other measures of performance determined in accordance with GAAP.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as  “may,” “will,” “should,” “would,’ “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions.   These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) the ability of KapStone to successfully integrate Charleston’s operations and employees and KapStone’s ability to realize anticipated synergies and cost savings; (2) industry conditions, including changes in cost, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (3) market and economic factors, including changes in raw material and healthcare costs, exchange rates and interest rates;(4) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; (5) the ability to achieve and effectively manage growth; (6) ability to pay the Company’s debt obligations; and (7) the ability to carry out the Company’s strategic initiatives and manage associated costs.  Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. These filings can be found on KapStone’s Web site at www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

KapStone Paper and Packaging Corporation
Condensed Consolidated Statements of Income
Unaudited
(In thousands, except share and per share amounts)

	Fav / (Unfav)					Fav / (Unfav)
	Three Months Ended September 30,		Variance	Nine Months Ended September 30,		Variance
	2008	2007	%	2008	2007	%

Net sales	$207,671	$66,188	213.8%	$342,962	$191,857	78.8%

Cost and expenses:
Cost of sales, excluding depreciation and amortization	151,064	39,910	-278.5%	233,422	123,704	-88.7%
Freight and distribution	19,969	6,116	-226.5%	33,480	17,476	-91.6%
Selling, general and administrative expenses	9,757	4,529	-115.4%	19,251	12,552	-53.4%
Depreciation and amortization	12,953	3,178	-307.6%	18,381	8,272	-122.2%
Other operating income	218	399	-45.4%	589	987	-40.3%
Operating income	14,146	12,854	10.1%	39,017	30,840	26.5%

Foreign exchange losses	607	—		607	—
Interest income	51	585	-91.3%	891	1,467	-39.3%
Interest expense	8,772	1,044	-740.2%	9,985	3,317	-201.0%
Income before provision for income taxes	4,818	12,395	-61.1%	29,316	28,990	1.1%
Provision for income taxes	2,513	4,593	45.3%	11,530	10,661	-8.2%

Net income	$2,305	$7,802	-70.5%	$17,786	$18,329	-3.0%

Earnings per share:
Basic	$0.09	$0.31		$0.69	$0.73
Diluted	$0.06	$0.21		$0.49	$0.51

Weighted-average number of shares outstanding:
Basic	26,904,070	24,968,097		25,859,149	24,967,143
Diluted	38,012,635	36,674,697		36,429,893	35,723,847

Effective tax rate	52.2%	37.1%		39.3%	36.8%

OPERATING SEGMENT DATA

(In thousands)

	Fav / (Unfav)					Fav / (Unfav)
	Three Months Ended Sept 30,		Variance	Nine Months Ended Sept 30,		Variance
	2008	2007	%	2008	2007	%
Net sales
Unbleached kraft	$194,726	$58,967	230.2%	$315,631	$169,968	85.7%
Other	13,781	8,254	67.0%	30,578	24,706	23.8%
Intersegment elimination from unbleached kraft	(836)	(1,033)	19.1%	(3,247)	(2,817)	-15.3%
Total net sales	$207,671	$66,188	213.8%	$342,962	$191,857	78.8%

Operating income
Unbleached kraft	$19,884	$15,297	30.0%	$50,364	$36,703	37.2%
Other	1,332	1,420	-6.2%	3,932	4,732	-16.9%
Corporate	(7,070)	(3,863)	-83.0%	(15,279)	(10,595)	-44.2%
Total operating income	$14,146	$12,854	10.1%	$39,017	$30,840	26.5%

KapStone Paper and Packaging Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$41,874	$56,635
Trade accounts receivable, net	83,955	30,208
Inventories	74,203	19,846
Refundable, prepaid and deferred income taxes	14,015	1,263
Prepaid expenses and other current assets	12,650	735
Total current assets	226,697	108,687

Plant, property and equipment, net	481,987	104,858
Other assets	2,160	3,735
Intangible assets, net	48,972	5,875
Goodwill	8,902	2,295
Total assets	$768,718	$225,450

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and notes	$35,752	$19,578
Accounts payable	37,128	11,050
Accrued expenses	32,963	4,867
Accrued compensation costs	12,839	6,625
Accrued income taxes	—	1,477
Total current liabilities	118,682	43,597

Long-term debt and notes	443,357	32,922
Pension and post retirement benefits	7,315	3,420
Deferred income taxes	14,222	1,047
Other liabilities	6,853	279
Total other liabilities	471,747	37,668

Stockholders’ equity:
Common stock $.0001 par value	3	3
Additional paid-in capital	131,336	115,002
Retained earnings	46,887	29,101
Accumulated other comprehensive income	63	79
Total stockholders’ equity	178,289	144,185
Total liabilities and stockholders’ equity	$768,718	$225,450

KapStone Paper and Packaging Corporation
Supplemental Information
GAAP to Non-GAAP Reconciliation
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net Income (GAAP) to EBITDA (Non-GAAP) to Adjusted EBITDA:
Net income (GAAP)	$2,305	$7,802	$17,786	$18,329
Interest income	(51)	(585)	(891)	(1,467)
Interest expense	8,772	1,044	9,985	3,317
Provision for income taxes	2,513	4,593	11,530	10,661
Depreciation and amortization	12,953	3,178	18,381	8,272

EBITDA (Non-GAAP)	$26,492	$16,032	$56,791	$39,112

Stock compensation	498	229	1,189	459
KPB planned annual outage	5,966	—	—	—
Inventory revaluation	723	—	723	1,526
Charleston start up expenses	1,482	—	1,638	—
Foreign exchange loss	607	—	607	—
Adjusted EBITDA (non-GAAP)	$35,768	$16,261	$60,948	$41,097

Net Income (GAAP) to Adjusted Net Income (Non-GAAP):
Net income (GAAP)	$2,305	$7,802	$17,786	$18,329
Stock compensation	302	144	721	290
KPB planned annual outage	3,620	—	—	—
Inventory revaluation	439	—	439	965
Charleston start up expenses	899	—	994	—
Foreign exchange loss	368	—	368	—
Amortization of acquired coal contract with favorable prices	1,385	—	1,385	—
Provision for income taxes-Post acquisition effective tax rate change	728	—	749	—
Adjusted Net Income (Non-GAAP)	$10,046	$7,946	$22,442	$19,584

Basic EPS (GAAP) to Adjusted Basic EPS (Non-GAAP):
Basic EPS (GAAP)	$0.09	$0.31	$0.69	$0.73
Stock compensation	0.01	0.01	0.03	0.01
KPB planned annual outage	0.13	—	—	—
Inventory revaluation	0.02	—	0.02	0.04
Charleston start up expenses	0.03	—	0.04	—
Foreign exchange loss	0.01	—	0.01	—
Amortization of acquired coal contract with favorable prices	0.05	—	0.05	—
Provision for income taxes-Post acquisition effective tax rate change	0.03	—	0.03	—
Adjusted Basic EPS (Non-GAAP)	$0.37	$0.32	$0.87	$0.78

Diluted EPS (GAAP) to Adjusted Diluted EPS (Non-GAAP):
Diluted earnings per share (GAAP)	$0.06	$0.21	$0.49	$0.51
Stock compensation	0.01	—	0.02	0.01
KPB planned annual outage	0.10	—	—	—
Inventory revaluation	0.01	—	0.01	0.03
Charleston start up expenses	0.02	—	0.03	—
Foreign exchange loss	0.01	—	0.01	—
Amortization of acquired coal contract with favorable prices	0.04	—	0.04	—
Provision for income taxes-Post acquisition effective tax rate change	0.02	—	0.02	—
Adjusted Diluted EPS (Non-GAAP)	$0.27	$0.21	$0.62	$0.55